UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2011
Date of Report (Date of earliest event reported)

TRILLIANT EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-138332	90-0632972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Eighth Avenue, Suite 401 New York, New York	10018
(Address of principal executive offices)	(Zip Code)

(212) 560-5195
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
__________

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT

Effective on January 22, 2011, the Board of Directors of Trilliant Exploration Corporation, a Nevada corporation (the "Company"), authorized the settlement of debt in the amount of $100,000.00 due and owing to Charms Investments Ltd (“Charms Investments”). Charms Investments loaned certain sums of money to the Company during fiscal year 2009 in the amount of $100,000 (the “Debt”). The Debt is evidenced by that certain loan agreement between the Company and Charms Investments dated July 1, 2009 in the principal amount of $100,000.00 (the “Loan Agreement”), which provides for conversion of any outstanding amount due and owing at $0.001 per share. Charms Investments  entered into that certain debt assignment agreement dated January 22, 2011 (the “Assignment Agreement”) with William Lieberman, the President/Chief Executive Officer and a member of the Board of Directors of the Company (“Lieberman”). Therefore, the Board of Directors acknowledged the Debt and the Loan Agreement and ratified and approved the issuance of 100,000,000 shares of common stock to William Lieberman in satisfaction of the Debt.

The shares of common stock  under the Debt were issued to one non-United States investor in reliance on Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration with the United States Securities and Exchange Commission or an applicable exemption from the registration requirements. William Lieberman acknowledged that the securities to be issued have not been registered under the Securities Act, that he understood the economic risk of an investment in the securities, and that he had the opportunity to ask questions of and receive answers from the Company’s management concerning any and all matters related to acquisition of the securities.

In accordance with the issuance of the 100,000,000 shares of common stock to William Lieberman, there was a change in control.

Beneficial Ownership Chart

The following table sets forth certain information, as of the date of this Current Report, with respect to the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of the Corporation’s executive officers and directors; and (iii) the Corporation’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of the date of this Current Report, there are 186,231,500 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
William Lieberman 702 Eglinton Avenue Suite 100 Toronto, Ontario Canada M5M 1Y7	100,100,000	53.7%
Beneficial Shareholders Greater than 10%
Compania Minera del Pacifico SA Cir. Norte #511 Y 12 AVA Machala, El Oro, Ecuador	16,500,000	8.8%
Benstole Investment Ltd. 24 De Castro Street Wickhams Cay 1 Road Town, Tortola	10,000,000	5.3%
Phillip C. Smith 2877 South Paradise, Suite 2206 Las Vegas, Nevada 89109	10,000,000	5.3%
All executive officers and directors as a group (1 person)	100,100,000	53.7%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Current Report. As of the date of this Current Report, there are 186,231,500 shares issued and outstanding.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

On January 26, 2011, the Board of Directors determined that it is in the Company’s best interests to effect a one for three hundred share (1:300) reverse stock split (the “Reverse Stock Split”) and considered certain factors including, but not limited to: (i) current trading price of the Company’s shares of common stock on the OTC Bulletin Board Market and potential to increase the marketability and liquidity of the Company’s common stock; (ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; and (iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets.

Therefore, on January 26, 2011, the Board of Directors approved the Reverse Stock Split. As of the date of this Current Report, no documentation has been filed with FINRA to effect the Reverse Stock Split.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01                      Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLIANT EXPLORATION CORPORATION

DATE:	January 31, 2011
		Name:	William Lieberman
		Title:	President/Chief Executive Officer